UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

BAUSCH & LOMB INCORPORATED
(Exact name of registrant as specified in its charter)

New York	1-4105	16-0345235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bausch & Lomb Place, Rochester, NY		14604-2701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 338.6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY
ARRANGEMENTS OF CERTAIN OFFICERS.

(1)   On February 26, 2007, the Compensation Committee of the Company's Board of Directors (the Compensation Committee) approved special cash payments to certain officers of the Company whose vested, in-the-money options expired on July 31, 2006. These officers were unable to exercise the options for common stock before the expiration of their ten-year term because the Company was not then current in filing its reports with the Securities and Exchange Commission. The amount payable to each officer shall be the number of underlying shares under options multiplied by the difference between the fair market value per share on the July 31, 2006 expiration date ($47.535) and the option price ($35.375).

The Compensation Committee adopted a similar arrangement for non-officer employees whose ten year term on their vested, in-the-money options expired on July 31, 2006. Based on the continued need to provide appropriate incentives to motivate and retain key officers, the Compensation Committee believes it is appropriate to make this arrangement available to certain officers.

Alan H. Farnsworth, Senior Vice President & President - Europe, Middle East and Africa Region, is the only named executive officer of the Company who will receive a payment under this arrangement. Mr. Farnsworth’s options to purchase 5,952 shares expired on July 31, 2006. Mr. Farnsworth will receive $72,376.32 pursuant to this arrangement. The aggregate amount other affected officers will receive is $177,438.72.

(2)   On February 26, 2007, the Compensation Committee authorized an amendment to the Company’s Annual Incentive Compensation Plan (the Plan). The amendment would permit an increase in the funding of the bonus pool in the event that the Company exceeds target performance for the goals set under the Plan. The amendment to the Plan would increase the cap on bonus pool funding for 2007 from 200% to 240% in the event that the Company exceeds target. The Committee determined that the increase in funding for performance that exceeds targets will provide appropriate additional incentive to participants in the Plan.

(3)   On February 26, 2007, the Compensation Committee authorized base salary increases for certain officers. The Compensation Committee approved the increases based on its annual assessment of base pay for officers. The Compensation Committee’s review concluded that market comparisons and trends warranted the increases. The new base salaries for the named executive officers are as follows: (i) Alan Farnsworth, $390,000 (11% increase); (ii) Dwain Hahs, $425,000 (5% increase); and (iii) Praveen Tyle, $450,000 (10% increase).

(4)   On February 26, 2007, the Compensation Committee approved limited contributions to be made for the benefit of employees, including named executive officers of the Company, participating in the 401(k) Excess Program (Excess Program) under the Company’s non-qualified Executive Deferred Compensation Plan. As a standard feature of the Excess Program, the Company makes a matching contribution based on a percentage of the employee’s salary and level of contribution into that program. The contributions are being made as a technical correction in the administration of the Excess Program, because recent IRS regulations under Code Section 409A do not allow previously elected deferrals of certain performance-based bonuses for 2006, and affected employees would not be entitled to receive the expected benefits of the Company matching contribution on those deferrals. In order to preserve the intended matching contribution, the Compensation Committee has authorized affected employees to receive Company contributions into their Excess Program deferral accounts in the amounts they would have received if the Company had been able to permit deferral of performance-based bonus compensation into the Excess Program under their elections. The total amount of the contributions for the 21 affected employees is estimated to be less than $175,000, including the following for the named executive officers: Ronald Zarrella, $48,983, Praveen Tyle, $20,710; Dwain Hahs, $1,941; Paul Howes, $3,493 and Alan Farnsworth, $14, 312.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH & LOMB INCORPORATED

/s/ David R. Nachbar
David R. Nachbar
Senior Vice President, Human Resources

Date: March 2, 2007